EXHIBIT 99.1

j2 Global Receives Notices Regarding Delayed Filing of Form 10-Q

Los Angeles—August 18, 2006— j2 Global Communications, Inc. (NASDAQGS:JCOM) today announced that it intends to request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter yesterday indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended June 30, 2006. Pending a decision by the Panel, j2’s common stock will remain listed on the NASDAQ Stock Market. There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company has previously announced that a special committee of the Board of Directors is conducting an investigation of the Company’s stock option practices and related accounting. The Company intends to file its Form 10-Q once the special committee has completed its investigation and the Company’s independent registered public accountants have completed their review of the second quarter financial statements.

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value-added messaging and communications services to individuals and businesses around the world. j2 Global’s network spans greater than 2,000 cities in 31 countries on five continents. The Company offers faxing and voicemail solutions, document management solutions, Web-initiated conference calling, and unified-messaging and communications services. j2 Global markets its services principally under the brand names eFax®, j2®, jConnect®, JFAX™, eFax Corporate®, Onebox®, Electric Mail®, jBlast®, eFax Broadcast™, eVoice®, PaperMaster®, Consensus™, M4 Internet® and Protofax®. As of December 31, 2005, j2 Global had achieved 10 consecutive fiscal years of revenue growth and 4 consecutive fiscal years of positive and growing operating earnings. For more information about j2 Global, please visit www.j2global.com.

Contacts:
Robert Karpman	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-559-0541	323-372-3617
r.karpman@socketmedia.com	press@j2global.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include the Company’s plans to request a hearing before a NASDAQ Listing Qualifications Panel, the special committee’s continuing review of CNET’s stock option grant practices and related accounting and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”).  There can be no assurance concerning the outcomes of the hearing request or the special committee’s review. For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10-K filed by j2 Global on March 27, 2006, and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov. The information set forth in this Press Release is based on limited information available to the Company at this time, which is subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update this information.